Exhibit 10.1

RELEASE AND SEPARATION AGREEMENT

July 13, 2021

This Release and Separation Agreement (“Agreement”) is executed by and between Frank Ng (“Executive”) and Allied Esports Entertainment, Inc., a Delaware corporation (“AESE” or the “Company”).

1. Background.

a.	Executive is employed by the Company and hereby resigns his employment with the Company.

b.	Executive and the Company wish to enter into this Agreement to set forth the terms and conditions under which Executive will transition out of his current role with the Company and voluntarily separate from his employment.

c.	Executive and the Company are parties to the following agreements related to Executive’s employment and compensation therefor (collectively, the “Agreements”):

(i) Employment Agreement dated effective September 20, 2019, as amended (the “Employment Agreement”);

(ii) Option Agreement dated effective November 21, 2019 (the “Option Agreement”)

(iii) Executive Restricted Stock Agreement dated August 7, 2020 (the “Restricted Stock Agreement”)

(iv) Restricted Stock Unit Agreement dated effective January 19, 2021, as amended (the “RSU Agreement”);

2. Definitions. The terms below have the following meanings:

a.	“Company” means AESE and all of the past and present subsidiaries and/or affiliates, successors, and assigns of the foregoing entities; and each and all of the past and present agents, officers, directors, employees, attorneys, insurers, members, governors, partners, successors, or assigns of any and all of the foregoing entities.

b.	“Executive” means Frank Ng, and any person who has or obtains legal rights or claims against the Company through Frank Ng.

3. Company’s Obligations. The Company will pay to Executive all of his accrued, unused vacation pay. In addition, in exchange for the Executive’s execution and return of this Agreement and Executive does not exercise his right to revoke the release set forth in Section 4 as described herein, the Company hereby promises the following:

a.	The Company will pay to Executive an aggregate of $400,000 (gross), less all applicable withholdings and deductions the Company in good faith believes it is required to make from that amount, and any deductions that Executive voluntarily authorizes in writing, payable over a twelve-month period in equal installments on the Company’s regular pay.

b.	The Executive’s rights and obligations regarding stock options that are set forth in the Option Agreement shall be deemed to have fully vested, and all restrictions on any restricted stock issued to Executive pursuant to the Restricted Stock Agreement shall be deemed to have lapsed.

4. Executive’s Release. In consideration of the Company’s Obligations, Executive hereby fully and finally releases and waives to the maximum extent permitted by applicable law the following legal and equitable claims against the Company up to the moment that he signs this Agreement:

a.	All claims against the Company that Executive has now, whether or not he now knows about or suspects them;

b.	All claims for attorneys’ fees, costs, and disbursements;

c.	All rights and claims of discrimination, harassment, and retaliation under any applicable federal, state, or local statute, law, regulation, or ordinance, including, but not limited to, rights and claims of age discrimination, harassment, and retaliation under the federal Age Discrimination in Employment Act (“ADEA”), federal Older Workers Benefit Protection Act (“OWBPA”), the California Family Rights Act (“CFRA”); the California Fair Employment and Housing Act (“CFEHA”); and the California Labor Code; and claims of discrimination, harassment, and retaliation under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, and any other applicable federal, state, or local law, statute, regulation, or ordinance;

d.	All claims arising from Executive’s employment with AESE, and the termination of that employment, including, but not limited to, breach of contract, breach of implied contract, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, illegal termination, termination in violation of public policy, promissory estoppel, wrongful termination, negligence, defamation, invasion of privacy, fraud, and infliction of emotional distress; provided that the foregoing shall not release any claims to Executive’s bonus of $120,000 related to services provided by Executive prior to the Effective Date or any claims related to the RSU Agreement, as amended in Section 10 below; and

e.	All claims for any other alleged unlawful conduct of any sort.

The Company’s Obligations in Section 3 above which Executive is receiving, are full and fair payment for the Agreement, and they have a value that is greater than anything else to which Executive was already entitled to receive if he did not enter into this Agreement.

Notwithstanding the foregoing, Executive understands that this Agreement does not apply to any claim that cannot be legally waived, including, but not limited to, rights and claims for worker’s compensation benefits, and age discrimination under the ADEA and OWBPA for incidents or occurrences after the date on which Executive signed this Agreement. In addition, Executive is not waiving any rights to (i) any of his vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans, pursuant to the terms of those plans; (ii) enforce the agreements appended hereto; (iii) defense and indemnification to the extent provided by applicable law; or (iv) coverage under any applicable directors’ and officers’ liability insurance policy, such coverage to be determined solely by the terms and conditions of such policy.

Further, except as provided herein, Executive will not sue the Company as to any matter known, unknown, suspected, or unsuspected up to the moment that he signs this Agreement; provided, the above promise not to sue does not apply, and Executive will not be penalized or have an obligation to notify the Company, if (A) he exercises his legal right to challenge the validity of this Agreement, (B) he must sue to enforce this Agreement, and/or (C) his promise not to sue is invalid under any applicable law.

5. Notice of Section 1542 Rights. Executive represents that he is not aware of any claim by him other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

6. Unknown Claims. Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of his release of claims that, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Executive waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that he understands the significance and consequence of the releases given and the specific waiver of Section 1542 (or of any analogue of or counterpart to Section 1542 under any state or federal law).

Notwithstanding any provisions of this Agreement to the contrary, Executive does not waive any right or release any claim against Company which claim or right arises from Company failing to perform its undertakings as set forth in this Agreement and/or may arise after the date Company executes this release.

7. Protected Activity. Executive also understands that without being penalized or having an obligation to notify the Company, this Agreement does not prohibit him from filing a charge or complaint with, or testifying, assisting, cooperating, or participating in an investigation or legal proceeding conducted or initiated by, any governmental entity such as the Equal Employment Opportunity Commission, National Labor Relations Board, or any other federal, state, or local regulatory or law enforcement commission or agency (“Governmental Agencies”). If Executive files a charge or complaint, he agrees that the Company’s Obligations completely satisfy his individual claims in connection with the charge or complaint, and he is not entitled to any other individual monetary relief of any kind with respect to the legal and equitable claims that he has waived and released in this Agreement, unless his waiver and release are deemed unlawful or otherwise invalid. Notwithstanding the foregoing, Executive understands that nothing in this Agreement limits Executive’s right to receive an award for information provide to any Governmental Agencies.

8. No Fault. None of the parties admits that he/it is responsible or legally obligated to the other(s) for any wrongdoing.

9. Executive’s Legal Rights.

a.	Right to Counsel. This is a legal document. The Company hereby advises Executive to consult with an attorney prior to signing this Agreement. He also understands that he can freely choose to seek legal advice before signing this Agreement and that he had the opportunity to do so before deciding to sign this Agreement.

b.	Rights to Consider and Revoke Agreement. Executive understands that he has up to 21 days to consider this Agreement, including his waiver and release of rights and claims of age discrimination, harassment, and retaliation under the ADEA and OWBPA, beginning on the Effective Date when he first received this Agreement for review. Executive further understands that if he signs this Agreement, which cannot be until at least the Effective Date, then for a period of seven days following the day on which he signed it, he will then be entitled to revoke this Agreement, and this Agreement will not be effective or enforceable until after the seven-day period has expired.

In the event Executive does not exercise his rights to revoke as provided in this Section 9, the Agreement shall be effective for all purposes as of the Effective Date.

10. Amendments to Agreements.

a.	The RSU Agreement is amended to provide that a Vesting Date (as defined in the RSU Agreement) shall occur, and Executive shall be entitled to the payment of the Stated Value (as defined and determined in accordance with the RSU Agreement) prior to the two-year anniversary of the Closing Date, upon an earlier sale of substantially all of the assets or equity interests comprising the AESE’s esports division, as determined in the reasonable discretion of the Company’s Board of Directors; provided that Executive provides consulting services to the Company through the Vesting Date and no “separation from service,” as defined under Section 409A, occurs prior to such Vesting Date.

b.	The Agreements are amended to provide that, in the event that any of the payments, consideration, compensation and benefits provided for in this Agreement together with the payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive (“Payments”) constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and may or may not be subject to the excise tax imposed by Section 4999 of the Code (“Parachute Payments”), then Executive’s payments, consideration, compensation and benefits under the Agreements will be either:

1.	delivered in full, or

2.	delivered as to such lesser extent which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of payments, consideration, compensation and benefits, notwithstanding that all or some portion of such payments, consideration, compensation and benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by an independent accounting firm designated by the Company that is reasonably acceptable to Executive (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. The Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section.

11. Cooperation and Transition.

a.	Employee will make himself available, on a reasonable basis and during normal business hours, to discuss or address issues or questions relating to Employee’s employment and position for the purpose of achieving a smooth transition of Employee’s former job duties and responsibilities.

b.	As requested by the Company, Employee will execute all documentation necessary to remove himself from all positions he held with the Company and all Company-related entities, including his director position.

c.	Employee also agrees to be reasonably available during normal business hours to cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during Employee’s employment, in which he was involved or of which he has knowledge. Employee understands and agrees that such cooperation includes, but is not limited to, making himself available to the Company and/or its counsel upon reasonable notice for: interviews and factual investigations; appearing to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company or its counsel pertinent information; and turning over all relevant documents which are or may come into his possession.

d.	Employee shall provide to the Company assistance as requested in connection with the Company’s esports division.

e.	The services provided by Executive to the Company under this Agreement are expected to be on an as needed and reasonable basis, and shall be performed during the business hours of the time zone where Executive is located and by conference telephone, Zoom or other electronic means to the extent reasonably possible.

12. Non-Disparagement. Executive agrees not to make disparaging or defamatory remarks about the Company or the Company’s services, products, or other matters pertaining to its business. The Company, on behalf of itself and its management team, agrees not to make disparaging or defamatory remarks about Executive or Executive’s services or other matters pertaining to Executive. Nothing in this Section is intended to, nor may be interpreted to, prevent the Executive or Company from giving truthful testimony to any law enforcement officer, court, administrative proceeding or as part of a government investigation or taking those actions permitted by Section 7.

13. Taxes. Executive acknowledges that Executive has not relied on any tax advice provided by the Company and that, if necessary, Executive is solely responsible for properly reporting the tax consequences and paying any applicable taxes, penalties, and interest. Executive acknowledges and agrees that Executive has been provided with the opportunity to consult legal and financial counsel with respect to the tax treatment of the consideration Executive will receive pursuant to this Agreement. Executive has been advised by the Company to consult with such counsel.

14. Changes Only in Writing. No change to this Agreement will be binding unless executed in writing by both Executive and the Company.

15. Dispute Resolution. If there is a dispute that cannot be resolved by the parties arising out of or related to this Agreement, or to the parties’ rights under this Agreement, or the interpretation, application, enforceability or validity thereof, the dispute shall be resolved by binding arbitration in Orange County, California in accordance with the Rules of the American Arbitration Association. Judgment on the award may be entered in any court having jurisdiction thereof. Any oral hearings at the arbitration proceedings shall be limited to one day in order to reduce costs and expenses.

16. Interpretation. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

17. No Admissions. It is agreed that this Agreement is not an admission of any liability or fault whatsoever by either Executive or Company.

18. Publicity. The parties hereto agree not to divulge or publicize the existence of this Agreement or the terms hereof except as may be necessary to enforce this Agreement or as may be required by law.

19. Knowing, Voluntary Agreement. The Parties represent that they have had enough time to read this Agreement carefully, understand its terms, and negotiate it. They also represent that they have had enough time to obtain legal advice from their own attorney before signing this Agreement to make certain that they understand the meaning of the terms and conditions in this Agreement, and fully understands the content and effect of this Agreement. The Parties now represent that they have entered into this Agreement voluntarily and knowingly, and that nobody has pressured them into entering into this Agreement. In signing this Agreement, the Parties have not relied on any statements by the other Party, its agents, or its attorneys that are not contained in this Agreement.

20. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission and by electronic mail in PDF format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile and by electronic mail in PDF format shall be deemed to be their original signatures for all purposes.

Signature Page Follows

`IN WITNESS WHEREOF, the undersigned have executed this Agreement on the Effective Date.

Dated:	7/8/2021	/s/ Frank Ng
Frank Ng

ALLIED ESPORTS ENTERTAINMENT, INC.

Dated:	7/7/2021	/s/ Anthony Hung
Anthony Hung, Chief Financial Officer

Signature Page to Release and Separation Agreement